EXHIBIT 3.142

AGREEMENT OF INCORPORATION

(See Arts. 2-5, both incl., of c. 31, also c. 33, Code, for provisions regarding certain corporations.)

I. The undersigned agree to become a corporation by the name of (1)

OMAR MINING COMPANY, a corporation

(1) The name of the corporation shall contain one of the words “association,” “company,” “corporation,” “club,” “incorporated,” “society,” “union,” or one of the abbreviations, “co.” or “inc.” but no name shall be assumed already in use by another existing corporation of this State, or by a foreign corporation lawfully doing business in this State, or so similar thereto, in the opinion of the Secretary of State, as to lead to confusion.

II. The principal Office or Place of Business of said Corporation will be located at (1)                             , in the city (2), town or village of Omar, in the county of Logan and State of West Virginia. Its chief works will be located (3) in Logan Magisterial District, Logan County, State of West Virginia, and elsewhere in said State.

(1) Insert number and name of street, if in a city having street numbers, if not, strike out.

(2) Erase the word “city,” “town” or “village, leaving the one required.

(3) Give location of chief works: if at the same place as principal office or place of business, say “Its chief works will be located at the same place.” If there be no chief works, say “Said corporation will have no chief works.” If chief works are in West Virginia, give name of magisterial district and county in which they are or will be located. In case of oil well, gas well, or prospecting companies, and other like companies, where the chief works will be shifting, and in case of companies that will have chief works, or works at different points in this State, say “chief works will be located in                          District, in                          county, State of West Virginia and elsewhere in said State.” If chief works are not to be in West Virginia, then it is only necessary to give the name of the State or county in which they will be located.

III. The objects for which this Corporation is formed are as follows:

(Please type double space. If not sufficient room here to cover this point add one or more sheets of paper of this size.)

1.	To mine, extract, produce, quarry, smelt, mill, separate, refine, process and finish coal, ore, sand, fire-clay, stone and mineral of every kind and description;

2.	To manufacture, produce and process coke and the products and by-products of coal, ore, sand, fire-clay, stone and mineral of every kind and description.

3.	To produce, plant, cultivate, cut, saw, process and manufacture wood, timber, plants of all kinds and descriptions and the products and by-products thereof;

4.	To manufacture, construct, acquire, own, hire, lease and operate coal cars, motors, engines, railroads, tramways, plants, factories, foundries, machinery, warehouses, truck lines, bus lines, and any and all other means and methods of transportation or carriage of persons, property and commodities for the purposes enumerated herein, or for hire;

5.	To manufacture, extract, produce, refine and process oil, gas, electricity, power and other fuel and energy, and to construct, own, lease, buy, sell, operate, let, lease and dispose of, gas works, electric works, water works, pipe lines, power lines, conduits, and/or wires for the production, transmission and sale of oil, gas, electricity, water, power and other utilities;

6.	To carry on a general manufacturing business of goods, wares, merchandise, tools, equipment, machinery, metals, alloys and other properties of every description, and to cultivate and produce any of the materials required or used in such manufacture, and to carry on a general construction and contracting business;

7.	To own, operate, maintain and conduct stores, and to carry on mercantile businesses, either at wholesale or retail, and to buy, sell, procure, exchange, deal and traffic in all kinds of merchandise, commodities and other property;

8.	To buy, sell, trade, exchange or deal in, and to act as agent, broker, factor, distributor, or other representative in the purchase, sale, exchange or other acquisition or disposition of coal and all other products, commodities and properties herein enumerated;

9.	To buy, sell, exchange, license and deal in patents, copyrights, trademarks, formulae and all other rights, privileges and franchise;

10.	To acquire by purchase, subscription or otherwise, and to hold, sell, lease and dispose of real estate, personal property, stocks, bonds, securities and other evidences of debt and obligation; to become surety or guarantor for corporations and individuals on obligations not held by this corporation; to lend money to such corporations and individuals and to do any and all other acts or things for the preservation, protection, and improvement or enhancement of the value of any such real estate, personal property, stocks, bonds, securities or other properties, or which are designed for such purposes;

11.	To borrow money and to execute notes, bonds and other evidences of indebtedness therefor, and to pledge, assign, convey and encumber the corporate properties and assets for the security thereof;

12.	To exercise the enumerated powers, and all other necessary, needful, incident or pertaining thereto, at any place either within or without the State of West Virginia, wherever the same may be lawfully carried on.

IV. The amount of the total authorized capital stock of said corporation shall be Five Hundred Thousand (500,000) dollars, which shall be divided into Five Thousand (5,000) shares of the par value of One Hundred (100) dollars each.

Use space below for statement as to stock without par value, or where more than one class of stock is to be issued, or one or more series, within a class and as to any designation, powers, etc., as provided in subdivision (d) 1 6, art. 1. e 31. Code.

In the case of a corporation not organized for profit and not authorized to issue capital stock, a statement to that effect shall be set forth together with a statement as to the conditions of membership. Code 31-I-6(d).

The amount of capital stock with which it will commence business is One Thousand (1,000) Dollars ($1,000.00) being —Ten (10)— shares —One Hundred— Dollars ($100.00) each.

V. The names and post office addresses of the incorporators and the number of shares of stock subscribed for by each are as follows:

Name (5)	P. O. Address (6)	No. of Shares Common Stock	No. of Shares Preferred Stock	Total No. of Shares
C. E. Mahan	Fayetteville, W. Va.	4		4
James H. White	Fayetteville, W. Va.	3		3
S. C. Higgins, Jr.	Fayetteville, W. Va.	3		3

WE, THE UNDERSIGNED, for purpose of forming a Corporation under the laws of the State of West Virginia do make and file this Agreement; and we have accordingly hereunto set or respective hands this 11th day of December, 1954.

All the incorporators must sign below

/s/ Charles E. Mahan

Charles E. Mahan

/s/ James H. White

James H. White

/s/ S. C. Higgins, Jr.

S. C. Higgins, Jr.